Exhibit 10.60

GILEAD SCIENCES, INC.

2005 DEFERRED COMPENSATION PLAN

AS AMENDED AND RESTATED OCTOBER 22, 2007

AND SUBSEQUENTLY AMENDED EFFECTIVE JANUARY 1, 2008

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	9.3	Default Distribution Election	13
	9.4	Delayed Distribution to Key Employees	13
	9.5	Unforeseeable Emergency	14
	9.6	Prohibition on Acceleration	14
	9.7	Adjustment for Investment Experience	14
	9.8	Notice to Trustee	15
	9.9	Time of Distribution	15

10.	EFFECT OF DEATH OF A PARTICIPANT		15
	10.1	Distributions	15
	10.2	Beneficiary Designation	15

11.	ESTABLISHMENT OF A TRUST		15
	11.1	Trust	15
	11.2	General Duties of Trustee	16

12.	AMENDMENT AND TERMINATION		16
	12.1	Amendment by Employer	16
	12.2	Retroactive Amendments	16
	12.3	Termination	17

13.	MISCELLANEOUS		17
	13.1	Withholding Taxes	17
	13.2	Participant’s Unsecured Rights	18
	13.3	Limitation of Rights	18
	13.4	Nonalienability of Benefits	18
	13.5	Facility of Payment	18
	13.6	Governing Law	19

14.	PLAN ADMINISTRATION		19
	14.1	Powers and Responsibilities of the Administrator	19
	14.2	Claims and Review Procedure	19
	14.3	Execution and Signature:	21

ATTACHMENT A PLAN INVESTMENT OPTIONS

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1.	HISTORY OF THE PLAN.

1.1 Successor Plan. The Plan is the successor plan to the Gilead Sciences, Inc. Deferred Compensation Plan, effective January 1, 2002, as amended (the “Prior Plan”). Effective as of December 31, 2004, the Prior Plan was frozen, and no new contributions were permitted to be made to it; provided, however, that any deferrals made under the Prior Plan before January 1, 2005 will continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2004. Any deferrals made under the Prior Plan after December 31, 2004 will be deemed to have been made under this Plan, and all such deferrals will accordingly be governed by the terms and conditions of this Plan, as it may be amended from time to time.

1.2 Restatement. The purpose of this October 22, 2007 restatement, as subsequently amended effective January 1, 2008, is to evidence the documentary compliance of the Plan, effective retroactive to January 1, 2005, with the applicable requirements of Section 409A of the Internal Revenue Code, the Treasury Regulations issued under Section 409A and the interim guidance provided by the Internal Revenue and the Treasury Department prior to the publication of the final Section 409A Regulations.

2.	PURPOSE OF THE PLAN.

2.1 Plan Purpose. The Employer maintains the Plan, a deferred compensation plan, for the benefit of (i) a select group of management and other highly compensated employees of the Employer and (ii) the non-employee members of the Employer’s Board of Directors. Each other Participating Employer will also maintain the Plan as a deferred compensation plan for the benefit of a select group of its management personnel and other highly compensated employees. The Participating Employers intend that the existence of the Trust will not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and will not be deemed to provide income to Participants under the Plan prior to the actual payment of their vested accrued benefits hereunder. The Participating Employers intend that the Plan comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

3.	EFFECTIVE DATE OF THE PLAN.

3.1 Effective Date. The effective date of the Plan is January 1, 2005, except as otherwise noted herein.

4.	DEFINITIONS.

4.1 Definitions.

(a) Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

(1) “Account” means an account established on the books of the Employer for the purpose of recording amounts credited on behalf of a Participant pursuant to his or her Deferral Elections under the Plan and any income, expenses, gains or losses attributable to the deemed investment of such account in one or more of the Investment Funds.

(2) “Administrator” means the Employer adopting the Plan, or other person designated by the Employer.

(3) “Affiliated Company” means (i) the Employer and (ii) and each member of the group of commonly controlled corporations or other businesses that include the Employer, as determined in accordance with Section 414(b) and (c) of the Code and the Treasury Regulations issued thereunder.

(4) “Annual Retainer” means the annual retainer fee payable to an Eligible Director.

(5) “Beneficiary” means the person or persons entitled under Section 10.1 to receive benefits under the Plan upon the death of a Participant.

(6) “Board” means the Board of Directors of the Employer, as constituted from time to time.

(7) “Bonus” means the bonus payable to an Eligible Employee pursuant to the Employer’s corporate bonus program.

(8) “Change of Control” will be deemed, consistent with Section 409A of the Code and the Treasury Regulations issued thereunder, to occur on the date that:

(A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Employer, that together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the outstanding stock of the Employer; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the outstanding stock of the Employer, the acquisition of additional Employer stock by the same person or persons is not considered a Change of Control; or

(B) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Employer that have a total “gross fair market value” (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(A)) equal to forty percent (40%) or more of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition or acquisitions; or

(C) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer; or

(D) a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election; provided, however, that for purposes of this subparagraph (D), no Change of Control will be deemed to have occurred if any other corporation is a majority stockholder of the Employer.

(9) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(10) “Compensation” means Salary, Bonus and Annual Retainer. Compensation will not include, among other items, employee referral awards or severance payments. In addition, a Participant’s Compensation shall not, for purposes of the Plan, include any item of compensation earned for a period of service rendered prior to the effective date of the Deferral Election filed by the Participant with respect to that item.

(11) “Deferral Election” means the irrevocable election filed by the Participant under Article V of the Plan pursuant to which a portion of his or her Compensation for the Plan Year is to be deferred in accordance with the provisions of the Plan.

(12) “Eligible Director” means a non-employee member of the Board.

(13) “Eligible Employee” means any Employee who is either a highly compensated employee of the Employer or other Participating Employer or part of its management personnel, as determined pursuant to guidelines established by the Administrator form time to time.

(14) “Employee” means any person in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(15) “Employer” means Gilead Sciences, Inc.

(16) “Employer Group” means (i) the Employer and (ii) each of the other members of the controlled group of corporations that includes the Employer, as determined in accordance with Sections 414(b) and (c) of the Code, except that in applying Sections 1563(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

(17) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(18) “Extended Deferral Election” means a Participant’s election, made in accordance with the terms and conditions of Section 9.2 of the Plan, to defer the distribution of his or her Account for an additional period of at least five (5) years measured from the date or event on which that Account was scheduled to first become due and payable under the Plan.

(19) “Identification Date” means each December 31.

(20) “Investment Fund” means any actual investment fund which serves as the measure of the notional investment return on all or any portion of an Account pursuant to the provisions of Section 8.

(21) “Investment Fund Share” means the share, unit, or other evidence of ownership in a designated Investment Fund.

(22) “Participant” means any Eligible Employee or Eligible Director who participates in the Plan through one or more Deferral Elections under Article V.

(23) “Participating Employer” means the Employer and any other Affiliated Company which has, with the consent of the Administrator, adopted this Plan as a deferred compensation program for one or more of its Eligible Employees.

(24) “Phantom Shares” mean an award denominated in shares of the Employer’s common stock pursuant to which the award holder has the right to receive an amount equal to the value of a specified number of shares of the Employer’s common stock at a designated time or over a designated period and which will be payable in cash or such shares, as determined by the administrator of the Gilead Sciences, Inc. 2004 Equity Incentive Plan. Phantom Shares shall be a form of deemed investment under the Plan only with respect to the Annual Retainers deferred hereunder by Eligible Directors.

(25) “Plan” means the Gilead Sciences, Inc. 2005 Deferred Compensation Plan, as set forth in this document and as subsequently amended from time to time.

(26) “Plan Year” means the calendar year.

(27) “Prior Plan” means the Gilead Sciences, Inc. Deferred Compensation Plan, as in effect as of December 31, 2004. No additional Compensation may be deferred under the Prior Plan after December 31, 2004.

(28) “Salary” means an Eligible Employee’s base salary.

(29) “Separation from Service” means, for a Participant who is an Employee, such individual’s cessation of Employee status by reason of his or her death, retirement or termination of employment. Such Participant shall be deemed to have terminated employment at such time as the level of his or her bona fide services to be performed as an

Employee (or non-employee consultant or contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). For an Eligible Director, a Separation from Service shall be deemed to occur when such individual ceases to serve as a Board member. Any determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee’s right to reemployment with the Employer is provided either by statute or contract; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee’s right to reemployment is not provided either by statute or contract, then such Employee will be deemed to have Separated from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

(30) “Specified Employee” means an Eligible Employee who, at any time during the twelve (12)-month period ending on the applicable Identification Date, is:

(A) an officer of the Employer having aggregate annual compensation from the Employer and/or one or more other Affiliated Companies greater than the compensation limit in effect at the time under Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Employer shall be determined to be Key Employees as of any Identification Date;

(B) a five percent owner of the Employer or any other Affiliated Company ; or

(C) a one percent owner of the Employer or any other Affiliated Company who has aggregate annual compensation from the Company and/or one or more other Affiliated Companies of more than $150,000.

The determination of such Specified Employees shall be in accordance with the applicable standards and requirements of Section 409A of the Code and the Treasury Regulations thereunder. If an Eligible Employee is identified as a Specified Key Employee on a Identification Date, then such Eligible Employee shall be considered a Specified Employee for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

(31) “Trust” means the trust created by the Employer.

(32) “Trust Agreement” means the agreement between the Employer and the Trustee, as set forth in a separate agreement, under which assets are held, administered, and managed subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency, until paid to the Participants and their Beneficiaries as specified in the Plan.

(33) “Trust Fund” means the property held in the Trust by the Trustee.

(34) “Trustee” means the corporation or individuals appointed by the Employer to administer the Trust in accordance with the Trust Agreement.

(35) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from:

(A) An illness or accident of the Participant, the Participant’s spouse or Beneficiary or the Participant’s dependent (as defined in Section 152(a) of the Code); or

(B) Loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance); or

(C) Other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Financial hardship shall not constitute an Unforeseeable Emergency under the Plan to the extent that it is, or may be, relieved by (i) reimbursement or compensation, by insurance or otherwise, (ii) liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship, or (iii) cessation of deferrals under the Plan.

(b) Pronouns used in the Plan are in the masculine gender but include the feminine gender unless the context clearly indicates otherwise.

5.	ELIGIBILITY; PARTICIPATION.

5.1 Eligibility. The Administrator (acting through an authorized committee of one or more officers or other senior executives) shall have absolute discretion in selecting the Eligible Employees who are to participate in the Plan for each Plan Year. An Eligible Employee selected for participation for any Plan Year must, in order to participate in the Plan for that year, file a timely Deferral Election in accordance with the requirements of Section 6.1. An Eligible Employee who is first selected for participation in the Plan after the start of a Plan Year and who has not otherwise been eligible for participation in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies may file a Deferral Election for that Plan Year in accordance with the applicable requirements of Section 6.1. Until such time as the Administrator implements a new policy, any selection of new Participants after the start of the Plan Year will be limited to the first business day of April of that Plan Year. Individuals who are selected for participation in the Plan, whether before or after the start of the Plan Year, shall be promptly notified by their Participating Employer of their eligibility to participate in the Plan. Eligible Directors shall automatically be eligible to participate in the Plan during their period of service in such capacity, and their Deferral Elections shall be subject to the same requirements set forth above for Employee Participants.

5.2 Continuation of Participation. Every Eligible Employee who becomes a Participant may continue to file Deferral Elections under the Plan for one or more subsequent Plan Years until the earliest of (i) his or her exclusion from the Plan upon written notice from the Administrator, (ii) his or her cessation of Eligible Employee status or (iii) the termination of the Plan. The Administrator shall have complete discretion to exclude one or more Eligible Employees from Participant status for one or more Plan Years as the Administrator deems appropriate, including the entire period the Participant continues in Eligible Employee status following such exclusion. However, no such exclusion authorized by the Administrator shall become effective until the first day of the first Plan Year coincident with or next following the date of the Administrator’s determination to exclude the individual from such participation. If any Eligible Employee is excluded from Participant status for one or more Plan Years, then such individual shall not be entitled to defer any part of his or her Compensation for those Plan Years.

5.3 Resumption of Participation Following Separation from Service. If a Participant ceases to be an Eligible Employee or an Eligible Director due to a Separation from Service and thereafter returns to service with the Employer, such individual will again become a Participant as of the first day of the first Plan Year coincident with or next following the date on which he or she resumes Eligible Employee or Eligible Director status, provided such individual files a timely a Deferral Election pursuant to Section 6.1 with respect to that Plan Year. However, a Participant who returns to Eligible Employee or Eligible Director status after a Separation from Service of more than twenty-four (24) months during which he or she was not eligible to defer any Compensation under this Plan or any other any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies shall, following resumption of such service, be permitted to make a Deferral Election under Section 6.1 in accordance with the requirements applicable to a newly-selected Participant. Notwithstanding the foregoing provisions of this Section 5.3, no returning Eligible Employee shall be eligible to participate in the Plan if the Administrator determines to exclude such individual from participation on or before his or her resumption of service.

5.4 Cessation or Resumption of Participation Following a Change in Status. If any Participant continues in the service of the Employer Group but ceases to be an Eligible Employee or Eligible Director, the individual will continue to be a Participant until the entire amount of his or her Account balance is distributed. However, the individual will not be entitled to make any Deferral Elections with respect to Compensation earned for the period that he is not an Eligible Employee or Eligible Director. In the event that the individual subsequently resumes Eligible Employee or Eligible Director status, he or she will again become a Participant as of the first day the first Plan Year coincident with or next following the date of his or her resumption of Eligible Employee or Eligible Director status, provided such individual files a timely a Deferral Election pursuant to Section 6.1 with respect to that Plan Year. However, an Eligible Employee shall not be eligible to participate in the Plan upon his or her resumption of Eligible Employee status if the Administrator determines to exclude such individual from participation on or before resumption of such status.

6.	DEFERRAL AND DISTRIBUTION ELECTIONS.

6.1 Deferral Elections for Employee Participants. Each Eligible Employee selected for participation shall have the right to file a Deferral Election with respect to the Salary and/or Bonus to be earned by such Participant for service as an Eligible Employee during the Plan Year for which the Deferral Election is made. Each Deferral Election must be made by a written or electronic notice filed with the Administrator or its designate in which the Participant shall indicate the percentage of Salary and/or Bonus to be deferred in accordance with the applicable percentage limitations set forth in Section 6.5. The notice must be filed on or before the expiration date of the enrollment period designated by the Administrator for the Plan Year for which the Deferral Election is to be effective, but in no event shall the Administrator allow any Deferral Election to be filed later than the last day of the calendar year immediately preceding the start of the Plan Year for which the Salary and/or Bonus subject to that election are to be earned. However, the following special rules shall be in effect for Deferral Elections:

(A) The Administrator may allow a Deferral Election with respect to a Bonus which qualifies as performance-based compensation in accordance with the standards and requirements set forth in Section 1.409A-1(e) of the Treasury Regulations to be made by a Participant after the start of the Plan Year (or other performance period) to which that Bonus pertains but not later than by a designated date that is at least six (6) months prior to the end of that Plan Year (or any longer performance period in effect for that Bonus).

(B) An Eligible Employee who is first selected for participation in the Plan after the start of a Plan Year and who has not otherwise been eligible for participation in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies must file his or her initial Deferral Election no later than thirty (30) days after the date he or she is so selected. Such Deferral Election shall only be effective as follows:

•

with respect to Salary, such election shall be effective only for the portion attributable to Employee service for the period commencing with the first day of the first calendar month coincident with or next following the filing of such Deferral Election and ending with the close of such Plan Year, and

•

with respect to any Bonus, such election shall be effective only for the portion thereof determined by multiplying the dollar amount of such Bonus by a fraction, the numerator of which is the number of days remaining in the performance period applicable to that Bonus following the close of the calendar month in which the Participant’s Deferral Election as to such Bonus is filed and the denominator of which is the total number of days in that performance period; provided, however, that in the event any such Bonus qualifies as performance-based compensation, then the provisions of Subsection 6.1(A) shall also be applicable in determining the amount of such Bonus that may be deferred.

6.2 Deferral Elections for Eligible Directors.

(a) Each Eligible Director shall have the right to file a Deferral Election with respect to the Annual Retainer to be earned by such Participant for service as an Eligible Director for the twelve (12)-month period beginning on the first day of July each Plan Year and ending on the last day of June in the succeeding Plan Year (the “Fee Period”). Each Deferral Election must be made by a written or electronic notice filed with the Administrator or its designee in which the Participant shall indicate the percentage of the Annual Retainer for the Fee Period to be deferred in accordance with the percentage limitations set forth in Section 6.5. The notice must be filed on or before the expiration date of the enrollment period designated by the Administrator for the Fee Period for which the Deferral Election is to be effective, but in no event later shall the Administrator allow any Deferral Election to be filed later than the last day of the calendar year immediately preceding the Plan Year in which the Fee Period subject to that election will begin. Notwithstanding the foregoing, the Deferral Election filed prior to the start of the 2008 Plan Year shall cover only the six (6)-month period beginning July 1, 2008 and ending December 31, 2008.

(b) An individual who first becomes an Eligible Director after the start of a Plan Year and who has not otherwise been eligible for participation in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies must file his or her initial Deferral Election no later than thirty (30) days after the date he or she is appointed or elected as an Eligible Director. Such Deferral Election shall only be effective with respect to the portion of the Annual Retainer attributable to Eligible Director service for the period commencing with the first day of the first calendar month following the filing of such Deferral Election and ending on the last day of the Fee Period to which that Annual Retainer pertains.

6.3 Subsequent Elections. After an initial Deferral Election is made, a new Deferral Election must be made prior to each subsequent Plan Year in order for a Participant to continue participation in the Plan for that Plan Year. Each such subsequent Deferral Election shall be effective on the first day of the Plan Year following the Plan Year in which the election is made.

6.4 Additional Provisions. The Deferral Election for an upcoming Plan Year shall become irrevocable upon the expiration date of the enrollment period designated for that Plan Year, but in no event later than the last day of the immediately preceding Plan Year (or the last date on which the Deferral Election for the Plan Year may be filed under Section 6.1 or 6.2 by a newly-eligible Participant), and no subsequent changes may be made to that Deferral Election once it becomes irrevocable. The Account maintained on behalf of each Participant will be credited with the corresponding amount of Compensation deferred by that Participant, as and when that Compensation would have otherwise become payable in the absence of his or her Deferral Election. Under no circumstances may a Deferral Election be made retroactively.

6.5 Deferral Percentages.

(a) The minimum deferral per Plan Year will be determined by the Administrator.

(b) A Participant who is an Eligible Employee may elect to defer (less any tax withholding requirements) up to 70% of Salary and up to 100% of Bonus in any whole multiple of 1%.

(c) A Participant who is an Eligible Director may elect to defer up to 100%, in any whole multiple of 1%, of the Annual Retainer for the Fee Period.

(d) A Participant who is an Eligible Employee must also make satisfactory arrangements with his or her Participating Employer to assure the prompt collection of all withholding taxes applicable to the Compensation he or she elects to defer under the Plan.

6.6 Special Elections in 2005 regarding Deferrals. In accordance with IRS Notice 2005-1, Q&A-20, on or before March 15, 2005, Eligible Employees were permitted to make a Deferral Election with respect to the Bonus earned for the 2004 Plan Year. Deferral Elections made pursuant to this Section 6.6 are irrevocable and subject to any special administrative rules imposed by the Administrator consistent with Section 409A of the Code and Notice 2005-1, Q&A-20. No special election under this Section 6.6 will be permitted after March 15, 2005.

6.7 Phantom Share Program for Directors. Eligible Directors may, as part of their Deferral Election, elect to have the Annual Retainer subject to that election deferred in the form of fully vested Phantom Shares issued under the Gilead Sciences, Inc. 2004 Equity Incentive Plan. In the event of such election, the conversion of the deferred Annual Retainer (or the deferred portion thereof) into such Phantom Shares shall be effected on the first day of the Fee Period to which the deferred Annual Retainer relates. At the time of distribution, the Phantom Shares shall be converted into actual shares of Gilead Sciences, Inc. common stock or the cash value equivalent thereof, as determined by the administrator of the Gilead Sciences, Inc. 2004 Equity Incentive Plan.

6.8 Distribution Election. The initial Deferral Election made by a Participant under this Section 6 must include an election as to the time and form of payment of all Compensation deferred by that Participant under the Plan, including the Compensation deferred pursuant to that initial election and all Compensation deferred pursuant to one or more subsequent Deferral Elections. The permissible distribution events or triggers are as follow:

(a) A Participant may elect to receive a distribution or commence distributions from his or her Account pursuant to Section 9 upon the attainment of one of the following ages: 75, 70, 65, 60, 55 and 50.

(b) Alternatively, a Participant may elect to receive a distribution or commence distributions from his or her Account pursuant to Section 9 either (i) five years following the date of the Participant’s Separation from Service, (ii) two years following the date of such Separation from Service or (iii) subject to Section 9.4, immediately following the date of such Separation from Service.

6.9 Special Distribution Election in 2006. Participants may make a special distribution election to change the time and form of the distribution of their Account, provided that the distribution election is made at least twelve months in advance of the newly elected distribution date and the previously scheduled distribution date and the election is made no later than December 31, 2006. An election made pursuant to this Section 6.9 shall be treated as an initial distribution election and shall be subject to any special administrative rules imposed by the Administrator including rules intended to comply with Section 409A of the Code and Notice 2005-1, Q&A-19. No election under this Section 6.9 shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2006 or cause a payment to be made in 2006 that was otherwise scheduled for payment in a later year or (ii) be permitted after December 31, 2006.

6.10 Special Distribution Election in 2007. Participants may make a special distribution election to change the time and form of the distribution of their Account, provided that the distribution election is made at least twelve months in advance of the newly elected distribution date and the previously scheduled distribution date and the election is made no later than December 31, 2007. An election made pursuant to this Section 6.10 shall be treated as an initial distribution election and shall be subject to any special administrative rules imposed by the Administrator, including rules intended to comply with Section 409A of the Code. No election under this Section 6.10 shall (i) change the payment date of any distribution otherwise scheduled to be paid in 2007 or cause a payment to be made in 2007 that was otherwise scheduled for payment in a later year or (ii) be permitted after December 31, 2007.

6.11 Election Form. All Deferral Elections under this Section 6 will be made in a manner prescribed for these purposes by the Administrator.

6.12 Time of Making Employer Contributions. The Employer may from time to time make a transfer of assets to the Trustee for a Plan Year. The Employer will provide the Trustee with information on the amount to be credited to the separate account of each Participant maintained under the Trust.

7.	PARTICIPANT ACCOUNTS.

7.1 Individual Accounts. An Account shall be established and maintained for each Participant which shall reflect the deferred Compensation credited to the Account on behalf of the Participant and the earnings, expenses, gains and losses attributable to the deemed investment of that Account pursuant to Section 8 The Employer shall establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will at all times be 100% vested in their Accounts. Participants will be furnished statements of their Account values at least once each Plan Year.

8.	INVESTMENT OF CONTRIBUTIONS.

8.1 Available Investment Funds. The Administrator (acting through an authorized committee of one or more officers or other senior executives) shall have absolute discretion to select the available Investments Funds which Participants may choose as the measure of the notional investment return on their Accounts in accordance with Section 8.2 The available Investment Funds shall be set forth in Attachment A, as amended from time to time; provided, however, that Eligible Directors who participate in the Plan may also direct the investment of their Accounts in Phantom Shares. All amounts credited to Participant Accounts shall be treated as though invested and reinvested only in those available Investment Funds.

8.2 Investment Directives. Investments in which a Participant’s Account shall be treated as invested and reinvested as directed by the Participant. All dividends, interest, gains, losses and distributions of any nature earned with respect to the Investment Fund Shares in which the Account is deemed invested shall be credited to the Account as though reinvested in additional shares of that Investment Fund. Expenses attributable to the acquisition of investments that mirror the deemed investments in a Participant’s Account shall be charged to that Account.

8.3 Changes to Investment Funds. Except as otherwise provided in this Section 8.3, the available Investment Funds set forth in Attachment A shall include the same investment funds selected by the Company’s Benefits Committee (the “Benefits Committee”) as available investment choices for participants in the Company’s 401(k) Savings Plan (the “Savings Plan”). Notwithstanding the forgoing, should any investment fund selected by the Benefits Committee for inclusion as an available investment fund under the Savings Plan not be available for Participants in this Plan, then Administrator (acting through an authorized committee of one or more officers or other senior executives) shall have the authority to select an alternative investment option that is substantially similar to the unavailable investment fund. In all cases, the available investment funds under the Plan shall automatically change from time to time to reflect any changes made to the available investment funds under the Savings Plan, with such changes to become effective as of the same date and time as the corresponding changes are made to the available investment funds under the Saving Plan without the need for formal amendment under this Plan. Attachment A shall be updated from time to time to reflect such changes in investment options, and the Senior Vice President, Human Resources (or his or her authorized delegate) shall have the authority to execute documents and provide instruction to the Plan’s service providers with respect to the selection or modification of the Investment Funds made available from time to time under the Plan. The foregoing provisions of this Section 8.3 shall not apply to the Phantom Shares in which Eligible Directors may elect to invest their Accounts.

9.	DISTRIBUTION OF BENEFITS.

9.1 Distribution of Benefits to Participants.

(a) Except as otherwise provided in Section 9.1(c), distributions under the Plan will be made in a cash lump sum or under a systematic withdrawal plan over a period not exceeding ten years. Such form of distribution shall be determined in accordance with Sections 9.2 and 9.3.

(b) Except as otherwise provided in Section 9.1(c), distributions under a systematic withdrawal plan must be made in annual installments, in cash, over a period certain which does not extend for more than ten years. A systematic withdrawal plan may include a plan whereby one installment is elected. For purposes of the Plan, installment payments shall be treated as a single aggregate distribution under Section 409A of the Code, and not as a series of individual installment payments.

(c) Notwithstanding Sections 9.1(a) and (b), distributions under the Plan to Eligible Directors may, at the Participant’s election, be distributed in shares of the Employer’s common stock issuable under the Gilead Sciences, Inc. 2004 Equity Incentive Plan. Distributions of such common stock may be in a lump sum or under a systematic withdrawal plan, as determined in accordance with Section 9.2 and 9.3.

9.2 Determination of Timing and Method of Distribution. The Participant shall elect the timing and method of distribution for his or her Account. Such election shall be made at the time the Participant makes his or her initial Deferral Election, or in accordance with Section 6.9 or 6.10 (as applicable), and will apply to all amounts credited to the Participant’s Account. Effective as of January 1, 2008, a Participant may make an Extended Deferral Election by submitting a completed and executed election form approved by the Administrator for such purpose; provided, however, that such Extended Deferral Election must be made at least twelve (12) months prior to the date the Participant’s Account is otherwise scheduled to become payable pursuant to the applicable provisions of Section 6 and the foregoing provisions of this Section 9, and such Extended Deferral Election shall in no event become effective or otherwise have any force or applicability until the expiration of the twelve (12)-month period measured from the date such election is filed with the Administrator. Accordingly, the Extended Deferral Election shall become null and void if the pre-existing specified commencement date or event for the distribution of the Participant’s Account occurs within that twelve (12)-month period. The Extended Deferral Election must specify a commencement date in a Plan Year that is at least five (5) Plan Years later than the Plan Year in which the distribution of the Participant’s Account would have otherwise been made or commenced in the absence of the Extended Deferral Election. As part of the Extended Deferral Election, the Participant may also elect a different method of distribution, provided the selected method complies with one of the methods of distribution permissible for that Account in accordance with the provisions of the Plan. Once the Extended Deferral Election becomes effective in accordance with the foregoing provisions of this Section 9.2, such election shall remain in effect, whether or not the Participant continues in Employee status; provided, however, that in the event of the Participant’s death, the provisions of Section 10.1 shall apply. A Participant may make only one Extended Deferral Election pursuant to this Section 9.2.

9.3 Default Distribution Election. If the Participant does not elect the method of distribution, the method of distribution will be a lump sum cash payment. Subject to Section 9.4 below, if the Participant does not elect the timing of the distribution, the Participant’s Account balance will be distributed upon his or her Separation from Service.

9.4 Delayed Distribution to Specified Employees. Notwithstanding any other provision of this Section 9, a distribution made to a Participant who is a Specified Employee at the time of his or her Separation from Service will be delayed for a minimum period of six months if the Participant’s distribution is triggered by such Separation from Service. Any payment that otherwise would have been made pursuant to this Section 9 during such period will be made in one lump sum payment not later than the last day of the eight month following the month in which the Participant’s Separation from Service occurs. The determination of which Participants are Key Employees will be made by the Administrator in accordance with Section 4.1(a)(21) of the Plan and Sections 416(i) and 409A of the Code and the Treasury Regulations thereunder.

9.5 Unforeseeable Emergency. Upon application by a Participant in the event of an Unforeseeable Emergency, the Administrator may its sole discretion authorize payment of all or part of the Participant’s Account in one lump sum payment no later than the last day of the second month following the month in which the distribution is approved by the Administrator. The Administrator shall have complete discretion to accept or reject the request and shall in no event authorize a distribution from the Participant’s Account in an amount in excess of that reasonably required to meet such financial hardship and the tax liability attributable to that distribution. The minimum amount of a distribution due to a Participant’s Unforeseeable Emergency will be $1,000.00.

9.6 Prohibition on Acceleration. Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in Section 409A(a)(3) of the Code and the Treasury Regulations thereunder. However, the following mandatory distributions shall be made under the Plan:

(a) If the aggregate balance of the Participant’s Account is not greater than the applicable dollar amount in effect under Code Section 401(g)(1)(B) at the time of the Participant’s Separation from Service and the Participant is not otherwise at that time participating in any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more Affiliated Companies, then that balance shall be distributed to the Participant in a lump sum distribution as soon as administratively practical following such Separation from Service, whether or not the Participant elected that form of distribution or distribution event, but in no event later than the later of (i) the end of the calendar year in which such Separation from Service occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service, except to the extent a further deferral is required to comply with the delayed distribution requirements set forth in Section 9.4.

(b) Should the aggregate present value of all of the remaining unpaid installments due to a Participant who is receiving an installment distribution of his or her Account under the Plan fall below Twenty Thousand Dollars ($20,000), then those unpaid installments shall be paid to the Participant in a single lump sum within thirty (30) days thereafter.

9.7 Adjustment for Investment Experience. If any distribution under this Section 9 is not made in a single lump sum payment, the amount remaining in the Account after the first installment payment will be subject to adjustment (until distributed) to reflect the income and gain or loss on the investments in which such Account is deemed invested pursuant to Section 8 and any expenses properly charged under the Plan and Trust to such Account.

9.8 Notice to Trustee. The Administrator will notify the Trustee in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Administrator’s notice will indicate the form, amount and frequency of benefits that such Participant or Beneficiary will receive.

9.9 Time of Distribution. Except as provided in Section 9.4, in no event shall a distribution to a Participant be made or commence later than:

•

the last day of the second month following the month in which the Participant attains the elected age specified in his or her initial Deferral Election (or any distribution election under Section 6.8 or 6.9), or

•

the last day of the second month following the month in which occurs the Participant’s Separation from Service or any applicable anniversary of such Separation from Service (if such event or anniversary is the designated distribution event for the Participant’s Account), or

•	the last day of the second month following the month in which the deferred commencement date designated in the Participant Extended Deferral Election occurs.

10.	EFFECT OF DEATH OF A PARTICIPANT.

10.1 Distributions. In the event of a Participant’s death, the Participant’s Account shall be distributed to the Participant’s Beneficiary in a single lump sum cash payment. Such distribution shall be made as soon as administratively practicable after the date of the Participant’s death, but in no event later than the later of (i) the close of the calendar year in which the Participant’s death occurs or (ii) the fifteenth (15th) day of the third (3rd) calendar month following the date of the Participant’s death.

10.2 Beneficiary Designation.

(a) Upon enrollment in the Plan, each Participant shall file a prescribed form with the Administrator or its designate naming a person or persons as the Beneficiary who will receive distributions payable under the Plan in the event of the Participant’s death. If the Participant does not name a Beneficiary, or if none of the named Beneficiaries is living at the time payment is due, then the Beneficiary shall be the Participant’s spouse, or if none, the Participant’s children in equal shares, or if none, the Participant’s estate.

(b) The Participant may change the designation of a Beneficiary at any time in accordance with procedures established by the Administrator. Designation of a Beneficiary, or an amendment or revocation thereof, shall be effective only if made in the prescribed manner and received by the Administrator prior to the Participant’s death.

11.	ESTABLISHMENT OF A TRUST.

11.1 Trust. The Participating Employers shall be responsible for the payment of benefits under the Plan attributable to their respective Eligible Employees and Eligible Directors. At their discretion, the Participating Employers may establish one or more grantor trusts for the purpose of providing for the payment of benefits under the Plan; provided, however, that the establishment of such a trust shall not affect the status of the Plan as an unfunded plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Participating Employer’s creditors in the event of its bankruptcy or insolvency. Benefits paid the Participants from any such trust shall be considered paid by the Participating Employer for purposes of meeting that Participating Employer’s obligations under the Plan. Notwithstanding the establishment of a trust, each Participating Employer reserves the right at any time and from time to time to pay Plan benefits to Participants or their Beneficiaries in whole or in part from sources other than the Trust, in which case upon the Participating Employer’s request, that Participating Employer shall receive a distribution from the Trust in an amount equal to the amount paid by that Participating Employer from sources other than the Trust to the Participant or Beneficiary in satisfaction of its obligations under the Plan, provided that such distribution shall not exceed the amount of Trust assets previously allocated to such Participant or Beneficiary.

11.2 General Duties of Trustee. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund and make distributions therefrom, all as provided in the Plan and in the Trust Agreement.

12.	AMENDMENT AND TERMINATION.

12.1 Amendment by Employer. The Employer reserves the authority to amend the Plan in its sole discretion. Each such amendment will become effective on the designated effective date of that amendment. Any such amendment notwithstanding, no Participant’s Account will be reduced by such amendment below the amount to which the Participant would have been entitled had his or her Separation from Service occurred immediately prior to the date of the amendment. The Employer may from time to time make any amendment to the Plan that may be necessary to satisfy applicable requirements of the Code or ERISA. The Board or other individual(s) designated by the Board may act on behalf of the Employer for purposes of this Section 12.1. In no event shall any amendment to the Plan adversely affect the distribution provisions in effect for the Participant Accounts maintained under the Plan, and all amounts deferred prior to the date of any such Plan amendment shall continue to become due and payable in accordance with the distribution provisions of Sections 6, 9 and 10 as in effect immediately prior to such amendment. Notwithstanding the foregoing, the Senior Vice President, Human Resources (or his or her authorized delegate) shall have the authority to adopt amendments to the Plan that are required by law or provide administrative practices or clarity (specifically amendments not materially affecting either the financial obligation of the Company or the level of benefits provided to a Participant or a Beneficiary) through the Plan. Any such amendments made by the Senior Vice President, Human Resources or his or her authorized delegate) shall be subject to the limitations set forth above.

12.2 Retroactive Amendments. An amendment made by the Employer in accordance with Section 12.1 may be made effective on a date prior to the first day of the Plan Year in which adopted, if such amendment is necessary or appropriate to enable the Plan and Trust to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the

Employer will be subject to the provisions of Section 12.1. The Board or any officer of the Company designated by the Board, including the Senior Vice President, Human Resources, shall have the authority to act on behalf of the Employer for purposes of this Section 12.2.

12.3 Termination. The Employer has adopted the Plan with the intention and expectation that contributions will be continued indefinitely. However, the Employer has no obligation or liability whatsoever to maintain the Plan for any length of time and may suspend the Plan by discontinuing contributions under the Plan or terminate the Plan at any time in its discretion without any liability hereunder for any such suspension or termination. Except as otherwise provided in Sections 12.3(a), (b) or (c) below, the termination of the Plan shall not affect the distribution provisions in effect for the Participant Accounts maintained hereunder, and all amounts deferred prior to the date of any such Plan termination shall continue to become due and payable in accordance with the distribution provisions of Sections 6, 9 and 10 as in effect immediately prior to such plan termination.

(a) Except as provided in Sections 12.3(b) and (c) below, in the event of a termination of the Plan during a period in which the Employer has not experienced a financial downturn, the Participant Accounts maintained under the Plan may, in the Employer’s discretion, be distributed within the period beginning twelve (12) months after the date the Plan is terminated and ending twenty-four (24) months after the date of such plan termination, or pursuant to Section 6, 9 or 10 of the Plan, if earlier. If the Plan is terminated and Accounts are distributed, the Employer and the other Participating Employers shall also terminate and liquidate all other non-qualified elective account balance deferred compensation plans maintained by them and shall not adopt a new non-qualified elective account balance deferred compensation plan for at least three (3) years after the date the Plan is terminated.

(b) The Employer and the other Participating Employers may terminate the Plan thirty (30) days prior to or within twelve (12) months following a Change of Control and distribute, within the twelve (12)-month period following the termination of the Plan, the Accounts of the Participants affected by such Change in Control If the Plan is terminated and Accounts are distributed, the Employer and the other Participating Employers shall also terminate all other non-qualified elective account balance deferred compensation plans sponsored by them in which such Participants participate, and all of the benefits accrued under those terminated plans by such Participants shall be distributed to them within twelve (12) months following the termination of such plans.

(c) The Employer may terminate the Plan upon a corporate dissolution of the Employer that is taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the Participant Accounts are distributed and included in the gross income of the Participants by the later of (i) the Plan Year in which the Plan terminates or (ii) the first Plan Year in which payment of the Accounts is administratively practicable.

13.	MISCELLANEOUS.

13.1 Withholding Taxes. All distributions under the Plan shall be subject to reduction in order to reflect tax withholding obligations imposed by law.

13.2 Participant’s Unsecured Rights. The Account of any Participant, and such Participant’s right to receive distributions from his or her Account, shall be considered an unsecured claim against the general assets of the Employer; such Accounts are unfunded bookkeeping entries. The Employer considers the Plan to be unfunded for tax purposes and for purposes of Title I of ERISA. No Participant shall have an interest in, or make claim against, any specific asset of the Employer (or any other Participating Employer) pursuant to the Plan.

13.3 Limitation of Rights. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against any Participating Employer, the Administrator or the Trustee, except as provided herein. In no event shall the terms of employment or service of any Participant be modified or in any way affected hereby.

13.4 Nonalienability of Benefits. Except as provided in Sections 13.4(a) and (b) with respect to domestic relations orders, the benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

(a) The procedures established by the Administrator for the determination of the qualified status of domestic relations orders and for making distributions under qualified domestic relations orders, as provided in Section 206(d) of ERISA, shall apply to the Plan, to the extent applicable.

(b) To the extent required to comply with a qualified domestic relations order, amounts awarded to an alternate payee under a qualified domestic relations order shall be distributed in the form of a lump sum distribution as soon as administratively feasible following the determination of the qualified status of the domestic relations order. To the extent that the qualified domestic relations order does not require an immediate lump sum distribution, the alternate payee shall have all rights regarding investment elections and distribution elections and withdrawal rights as if such alternate payee were a Participant. For purposes of determining distributions to an alternate payee, “Separation from Service” shall be the Separation from Service of the Participant whose Account is the subject of the qualified domestic relations order.

13.5 Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his or her affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under state law for the care and control of such recipient. The receipt by such person or institution of any such payments will be complete acquittance therefore, and any such payment to the extent thereof, will discharge the liability of the Participating Employer and the Trust for the payment of benefits hereunder to such recipient.

13.6 Governing Law. The validity, interpretation, construction and performance of the Plan shall be governed by ERISA, and, to the extent that they are not preempted, by the laws of the State of California, excluding California’s choice-of-law provisions.

14.	PLAN ADMINISTRATION.

14.1 Powers and Responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details. The Administrator’s powers and responsibilities include, but are not limited to, the following:

(a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) To interpret the Plan, with each such interpretation made in good faith to be final and conclusive on all persons claiming benefits under the Plan;

(c) To decide all questions concerning the Plan, the eligibility of any person to participate in the Plan and the amount of benefits to which such person may be entitled under the Plan;

(d) To administer the claims and review procedures specified in Section 14.2;

(e) To compute the amount of benefits which will be payable to any Participant or Beneficiary in accordance with the provisions of the Plan;

(f) To determine the person or persons to whom such benefits will be paid;

(g) To authorize the payment of benefits;

(h) To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;

(i) To appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Plan; and

(j) By written instrument, to allocate and delegate its responsibilities, including the formation of an Administrative Committee to administer the Plan.

14.2 Claims and Review Procedure.

(a) Informal Resolution of Questions. Any Participant or Beneficiary who has questions or concerns about his or her benefits under the Plan may communicate with the Administrator. If this discussion does not give the Participant or Beneficiary satisfactory results, a formal claim for benefits may be made, within one year of the event giving rise to the claim, in accordance with the procedures of this Section 14.2.

(b) Formal Benefits Claim – Review by Administrator. A Participant or Beneficiary may make a written claim for his or her benefits under the Plan. The claim must be addressed to the Administrator, Deferred Compensation Plan, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The Administrator shall decide the action to be taken with respect to any such claim and may require additional information if necessary to process the claim. The Administrator shall review the claim and shall issue its decision, in writing, no later than ninety (90) days after the date the claim is received, unless the circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the person making the claim within the initial ninety (90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Administrator expects to reach a decision on the claim. In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.

(c) Notice of Denied Claim. If the Administrator denies a claim in whole or in part, the Administrator shall provide the person making the claim with written notice of the denial within the period specified in Section 14.2(b) above. The notice shall set forth the specific reason for the denial, reference to the specific Plan provisions upon which the denial is based, a description of any additional material or information necessary to perfect the claim, an explanation of why such information is required, and an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(d) Appeal to Administrator.

(1) A person whose claim has been denied in whole or in part (or such person’s authorized representative) may file an appeal of the decision in writing with the Administrator within sixty (60) days of receipt of the notification of denial. The appeal must be addressed to: Administrator, Deferred Compensation Plan, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The Administrator, for good cause shown, may extend the period during which the appeal may be filed for another sixty (60) days. The appellant and/or his or her authorized representative shall be permitted to submit written comments, documents, records and other information relating to the claim for benefits. Upon request and free of charge, the applicant should be provided reasonable access to and copies of, all documents, records or other information relevant to the appellant’s claim.

(2) The Administrator’s review shall take into account all comments, documents, records and other information submitted by the appellant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall not be restricted in its review to those provisions of the Plan cited in the original denial of the claim.

(3) The Administrator shall issue a written decision within a reasonable period of time but not later than sixty (60) days after receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the written decision shall be issued as soon as possible, but not later than one hundred twenty (120) days after receipt of an appeal. If such an extension is required, written notice shall be furnished to the appellant within the initial sixty (60)-day period. This notice shall state the circumstances requiring the extension and the date by which the Administrator expects to reach a decision on the appeal.

(4) If the decision on the appeal denies the claim in whole or in part written notice shall be furnished to the appellant. Such notice shall state the reason(s) for the denial, including references to specific Plan provisions upon which the denial was based. The notice shall state that the appellant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The notice shall describe any voluntary appeal procedures offered by the Plan and the appellant’s right to obtain the information about such procedures. The notice shall also include a statement of the appellant’s right to bring an action under Section 502(a) of ERISA.

(5) The decision of the Administrator on the appeal shall be final, conclusive and binding upon all persons and shall be given the maximum possible deference allowed by law.

(e) Exhaustion of Remedies. No legal or equitable action for benefits under the Plan shall be brought unless and until the claimant has submitted a written claim for benefits in accordance with Section 14.2(b) above, has been notified that the claim is denied in accordance with Section 14.2(c) above, has filed a written request for a review of the claim in accordance with Section 14.2(d) above, and has been notified in writing that the Administrator has affirmed the denial of the claim in accordance with Section 14.2(d) above; provided, however, that an action for benefits may be brought after the Administrator has failed to act on the claim within the time prescribed in Section 14.2(b) and Section 14.2(d), respectively.

14.3 Execution and Signature. To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to affix the corporate name hereto:

GILEAD SCIENCES, INC.

By:	/s/ Kristen M. Metza
Kristen M. Metza
Senior Vice President, Human Resources

Dated: February 8, 2008

ATTACHMENT A

PLAN INVESTMENT FUNDS AS OF OCTOBER 22, 2007

Fund Name	Fund Number
1. Fidelity Retirement Money Market Portfolio	00630
2. Fidelity Intermediate Bond Fund	00032
3. Fidelity Equity-Income Fund	00023
4. Spartan U.S. Equity Index Fund	00650
5. Spartan Extended Market Index	00398
6. Fidelity Low-Priced Stock Fund* * Unavailable to New Participants after July 30, 2004.	00316
7. Fidelity Growth Company Fund	00025
8. T. Rowe Price Blue Chip Growth Fund	93386
9. T. Rowe Price Real Estate Fund	40587
10. American Beacon Small Cap Value Fund	47008
11. Fidelity Diversified International Fund	00325
12. Templeton Smaller Foreign Companies Fund-Class A	93875
13. Fidelity Freedom Income Fund	00369
14. Fidelity Freedom 2000 Fund	00370
15. Fidelity Freedom 2005 Fund	01312
16. Fidelity Freedom 2010 Fund	00371
17. Fidelity Freedom 2015 Fund	01313
18. Fidelity Freedom 2020 Fund	00372
19. Fidelity Freedom 2025 Fund	01314
20. Fidelity Freedom 2030 Fund	00373
21. Fidelity Freedom 2035 Fund	01315
22. Fidelity Freedom 2040 Fund	00718

For Eligible Directors Only

Common Stock of Gilead Sciences, Inc. (Phantom Shares)